EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
January 26, 2015	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO)	(252) 940-4936
	Scott McLean (CFO)	(252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports December 31, 2014 Quarterly and Year End Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited financial results for the quarter and year ended December 31, 2014.

The Company has previously reported that on December 12, 2014, the Bank completed the acquisition of nine branch banking offices in eastern North Carolina from Bank of America, N.A. (“BOA”). In connection with this transaction the Bank incurred a number of one-time expenses that impacted our results of operations for the quarter and year ended December 31, 2014. Our results of operations were also impacted by a penalty associated with the prepayment of $20.0 million of Federal Home Loan Bank (“FHLB”) advances and several other non-recurring expenses during the quarter.

For the 2014 fourth quarter, net income was $142,000 or $0.02 per diluted common share, compared to net income of $1.3 million, or $0.14 per diluted common share for the linked 2014 third quarter and $1.1 million or $0.12 per diluted common share for the comparative 2013 fourth quarter. Net income for the year ended December 31, 2014 was $3.9 million, or $0.40 per diluted common share, compared to $6.0 million, or $0.62 per diluted common share for the year ended December 31, 2013.

Pre-tax net income for the current quarter reflects the impact of $1.7 million of one-time acquisition transaction expenses and the prepayment penalty on FHLB advances. Excluding the net effects of these one-time expenses, net income for the quarter ended December 31, 2014, would have totaled $1.3 million, or $0.14 per diluted common share. Net income for the year ended December 31, 2014, would have been $5.0 million, or $0.52 per diluted common share. The following table presents net income for the respective December 31, 2014 quarter and year end periods adjusted for the impact of the one-time BOA acquisition transaction expenses and the FHLB prepayment penalty:

	Quarter Ended 12/31/14	Year Ended 12/31/14
	(In thousands)
Reported Net Income	$142	$3,873
Adjustments for One-Time Expenses:
BOA Branch Acquisition Transaction
Professional fees and services	647	647
Compensation and fringe benefits	241	241
Advertising	205	205
Other miscellaneous expenses	133	133
Premises and equipment	94	94
Total BOA Branch Acquisition Expenses	1,320	1,320

FHLB Advance Prepayment Fee	345	345
Total One-Time Adjustments	1,665	1,665
Income Tax Benefit (29.85%)	(497)	(497)
Net Income Adjusted for One-Time Expenses	$1,310	$5,041

Reported Diluted EPS	$0.02	$0.40
Impact of One-Time Expenses on EPS	$0.12	$0.12
Diluted EPS Adjusted for One-Time Expenses	$0.14	$0.52

Bruce Elder, President and CEO, commented, “On December 12, 2014, we completed our transaction with Bank of America and acquired nine banking centers, expanding our presence into seven new eastern North Carolina markets. In addition to expanding our branch and ATM network, we also acquired a strong core customer base. Our challenge looking ahead to 2015 will be to capitalize on lending opportunities and broaden our market share in both new and existing markets.

We continue to remain focused on our core earnings and asset quality. While our financial results were impacted by a number of one-time expenses in the 2014 fourth quarter, we have made progress in the areas of net interest income, core non-interest income and containing recurring non-interest expenses”.

Net Interest Income

Net interest income for the 2014 fourth quarter increased to $6.8 million from $6.6 million for the linked 2014 third quarter and $6.5 million earned for the comparative 2013 fourth quarter. Net interest income for the year ended 2014 declined marginally to $26.4 million, from $26.8 million for the comparative year ended 2013. The tax equivalent net interest margin declined 31 basis points to 3.78% for the 2014 fourth quarter, from 4.09% for the linked 2014 third quarter, and fell 42 basis points when compared to 4.20% for the 2013 fourth quarter. The tax equivalent net interest margin for the year ended 2014 declined by 28 basis points to 4.06%, from 4.34% for the comparative year ended 2013.

The increase in net interest income from the linked 2014 third quarter is due primarily to the implementation of a strategy to pre-invest a large portion of the deposits to be received from the BOA transaction into investment securities until the funds can be re-deployed to higher yielding assets. The sharp decline in net interest margin was due to the increased volume of lower yielding investment securities as a percentage of earning assets when compared to prior periods.

The increase in net interest income from the comparative prior year quarterly period is due primarily to higher volumes of earning assets offset by lower yields on those assets. While the Company experienced growth in loans and investment securities during 2014, given the current low rate environment, yields on new loan production and investment security purchases are below that of prior historical levels. Similarly, the marginal decline in net interest income from the comparative annual period is due primarily to a reduction in the yields and a change in the composition of our earning asset base.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets were $13.2 million, or 1.5% of total assets at December 31, 2014, compared to $15.3 million or 2.3% of total assets at December 31, 2013. Total loans in non-accrual status were $5.0 million at December 31, 2014, compared to $5.6 million at December 31, 2013. Our level of OREO declined to $7.8 million at December 31, 2014, from $9.4 million at December 31, 2013. The Bank continues to place improving asset quality metrics as a key component of its short-term and long-term performance objectives.

The allowance for loan and lease losses (ALLL) was $7.5 million at December 31, 2014, representing 1.57% of loans and leases held for investment, compared to $7.6 million at December 31, 2013, or 1.69% of loans and leases held for investment. The Bank recorded no provision for credit losses in the 2014 fourth quarter, $400,000 in the linked 2014 third quarter, and $685,000 in the comparative 2013 fourth quarter. During the years ended 2014 and 2013, the Bank recorded $1.1 million of provision for credit losses for each of the respective years. Management believes the ALLL remains adequate.

Non-Interest Income

On a comparative quarterly basis, total non-interest income was relatively consistent at $2.3 million for the 2014 fourth quarter, $2.2 million for the linked 2014 third quarter, and $2.3 million for the 2013 fourth quarter.

Deposit fees and service charges were $1.2 million for the 2014 fourth quarter representing 53.4% of total non-interest income, compared to $1.1 million earned in the linked 2014 third quarter and $1.0 million in the 2013 fourth quarter, representing 49.8% and 45.4% of total non-interest income, respectively. We anticipate additional service charge revenue from deposits going forward, as we focus on growing our core deposit base through new customer acquisition, cross-selling to existing customers and the deposit accounts acquired from the branch purchase transaction.

Total non-interest income generated from the sale and servicing of mortgage loans and loan fees were $603,000 for the 2014 fourth quarter, compared with $677,000 in the linked 2014 third quarter and $623,000 for the 2013 fourth quarter. Revenue from mortgage banking activities declined with home purchases in the first half of the current quarter, but rebounded in December as low mortgage rates sparked additional refinance activity. As we sell the majority of our originated mortgage loans and retain the servicing rights, the decline in volume has also impacted recurring revenue from servicing. We continue to explore various strategies to enhance our non-interest income, including the purchasing of servicing rights.

Net gains recognized from the sale of OREO were $33,000 for the 2014 fourth quarter, compared to $9,000 for the linked 2014 third quarter and $206,000 for the comparative 2013 fourth quarter.

There were no gains on investment security sales during the 2014 fourth quarter, the linked second quarter or the 2013 fourth quarter.

Included in other non-interest income is revenue from investments in Bank-owned life insurance (BOLI) of $134,000 for the 2014 fourth quarter, $133,000 for the linked 2014 third quarter and $105,000 for the 2013 fourth quarter.

Total core non-interest income, excluding net gains from the sale of OREO and investment securities, continued to remain constant at $2.2 million for the 2014 fourth quarter, $2.2 million for the linked 2014 third quarter, and $2.1 million for the 2013 fourth quarter, due primarily to consistent collection of services charges and fees on deposit accounts.

For the year ended 2014, total non-interest income was $8.6 million, compared to $10.4 million for the year ended 2013. Fees and service charges on deposits were $4.4 million for the current period compared to $4.2 million for the prior year period. The Bank and the mortgage industry overall, has experienced a slowdown in mortgage activity due to the current economic conditions and increases in mortgage rates from their recent historic low levels. As a result, revenue generated from the sale and servicing of mortgage loans and loan fees declined by $1.4 million to $2.4 million for 2014, from $3.8 million for 2013. Net gains recognized from the sale of OREO and investment securities declined to $115,000 and $14,000, respectively, for 2014, from $609,000 and $548,000, respectively, for 2013, reflecting a reduced volume of sales activity in the respective periods. BOLI earnings increased to $531,000 for 2014, compared to $293,000 for 2013.

Total adjusted core non-interest income for the year ended 2014 was down by $794,000 to $8.5 million, from $9.3 million from the prior year. Considering that mortgage revenue was down by $1.4 million for 2014, there was positive growth in the other categories of non-interest income for the current year.

Non-Interest Expense

Total non-interest expenses were $8.9 million for the 2014 fourth quarter, compared to $6.5 million for the linked 2014 third quarter and $6.4 million for the 2013 fourth quarter. For the year ended 2014, total non-interest expenses were $28.5 million, compared to $27.0 million reported for the year ended 2013. The increase in total non-interest expenses for the 2014 fourth quarter and the year ended 2014, relate primarily to the $1.7 million of one-time expenses noted above.

Compensation and benefits expenses, the largest component of non-interest expenses, were $4.4 million for the 2014 fourth quarter, compared to $3.8 million for the linked 2014 third quarter and $3.6 million for the 2013 fourth quarter. For the year ended 2014, compensation and benefits expense was $15.8 million, compared to $15.1 million reported in 2013. The increase in compensation and benefits expenses for the 2014 fourth quarter and the year ended 2014 includes $241,000 of acquisition expenses. Additionally, there were approximately $120,000 of non-recurring compensation and benefits expenses related to additional FUTA taxes billed and severance pay. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

Premises and equipment expense was $1.1 million for the 2014 fourth quarter, compared to $877,000 for the linked 2014 third quarter and $746,000 for the 2013 fourth quarter. For the year ended 2014, premises and equipment expense was $3.6 million, compared to $3.0 million reported in 2013. The increase in premises and premises expense for the 2014 fourth quarter and the year ended 2014 includes $94,000 of acquisition expenses. With the recent addition of nine new branch locations, we anticipate our level of expenses for premises and equipment going forward to be above that of prior periods.

FDIC insurance was $145,000 for the 2014 fourth quarter, compared to $137,000 for the linked 2014 third quarter and $150,000 for the 2013 fourth quarter. For the year ended 2014, FDIC insurance declined to $566,000, from $850,000 reported in 2013. The change in volume of FDIC insurance is attributable to changes in the volume of the deposit insurance assessment calculation base.

Advertising expense was $371,000 for the 2014 fourth quarter, compared to $127,000 for the linked 2014 third quarter and $123,000 for the 2013 fourth quarter. For the year ended 2014, advertising expense was $667,000, compared to $289,000 reported in 2013. The increase in advertising expense for the 2014 fourth quarter and the year ended 2014 includes $205,000 of acquisition expenses.

Data processing costs were $604,000 for the 2014 fourth quarter, compared to $567,000 for the linked 2014 third quarter and $563,000 for the 2013 fourth quarter. For the years ended 2014 and 2013, data processing costs were $2.3 million for each respective year. Data processing costs fluctuate in conjunction with changes in the number of customer accounts and transaction activity volumes and therefore, with the addition of accounts and customers from the acquisition, we would expect these costs to increase going forward.

Expenses attributable to ongoing maintenance, property taxes and insurance for OREO properties were $123,000 for the 2014 fourth quarter, compared $105,000 for the linked 2014 third quarter and $100,000 for the comparative 2013 fourth quarter. Quarterly valuation adjustments were $131,000 for the 2014 fourth quarter, and $62,000, respectively, for the linked 2014 third quarter and the comparative 2013 fourth quarter. For the year ended 2014, total ongoing OREO expenses declined to $454,000 from $621,000 for the prior year. Total OREO valuation adjustments declined to $204,000 for 2014, from $546,000 for the prior year.

Other general and administrative expense was $2.0 million for the 2014 fourth quarter, compared to $779,000 for the linked 2014 third quarter and $993,000 for the 2013 fourth quarter. For the year ended 2014, other expenses were $4.6 million, compared to $3.8 million reported in 2013. The increase in other expenses for the 2014 fourth quarter and the year ended 2014 includes acquisition related professional fees and other miscellaneous expenses of $647,000 and $133,000, respectively, and $345,000 of penalties related to prepaying $20.0 million of FHLB advances.

During 2014, the strategy for obtaining $20.0 million long-term fixed-rate FHLB advances was to hedge the impact of potential rising interest rates on future earnings, to minimize future interest rate risk and to provide liquidity during a period of extremely high CD maturity volume. When these advances were taken, we did not foresee the branch purchase transaction and related increased liquidity. Additionally, we did not project the recent decline in interest rates. With the volume of excess liquidity acquired in the branch purchase transaction, repaying the advances resulted in a one-time pretax charge of $345,000; however, during 2015 alone the interest expense savings on these advances of $438,000 well exceeds the cost of unwinding these positions.

Income tax expense was $40,000 for the 2014 fourth quarter, compared to $565,000 for the linked 2014 third quarter and $486,000 for the 2013 fourth quarter. For the year ended 2014, income tax expense declined to $1.6 million, from $3.1 million for the 2013. The effective income tax rates were 22.10% for the 2014 fourth quarter, 29.63% for the linked 2014 third quarter and 29.82% for the 2013 fourth quarter. The effective income tax rates were 28.79% and 34.02% for the years ended 2014 and 2013, respectively. The increased investment in BOLI and tax-exempt municipal bonds, combined with the income tax benefit related to the one-time expenses contributed to the decline in income tax expense and the effective income tax rates for the 2014 fourth quarter and year ended.

Balance Sheet

Total assets increased to $885.9 million at December 31, 2014, from $674.7 million at December 31, 2013. The $211.2 million increase is the result of growth in earning assets, primarily in the loans and leases held for investment and securities available for sale categories.

Loans and leases held for investment grew by $29.4 million during the year ended 2014, including $1.3 million of loans acquired from the BOA transaction. As a result of this net growth, total loans and leases held for investment increased to $480.4 million at December 31, 2014, from $451.0 million at December 31, 2013.

The investment securities portfolio increased to $292.8 million at December 31, 2014, from $150.8 million at December 31, 2013. During the current year, the Bank implemented a strategy that adds bonds of similar quality, structure and duration to our portfolio that will enhance income generation. As noted above, we also implemented a strategy to pre-invest a large portion of the anticipated BOA transaction proceeds using a mix of cash, short-term and intermediate term investment securities until the funds can be converted to higher yielding assets.

Interest-bearing deposits with banks increased by $20.4 million during 2014, including $12.7 million of bank insured certificates of deposit. As a result of this net growth, interest-bearing deposits with banks increased to $32.8 million at December 31, 2014, from $12.4 million at December 31, 2013.

During the year ended 2014, the Bank had a $4.0 million net increase in its investment in BOLI, to $15.1 million at December 31, 2014, from $11.1 million at December 31, 2013. The investment returns from the BOLI will offset a portion of the cost of providing benefit plans to our employees.

Intangible assets increased to $6.4 million at December 31, 2014, from $4.2 million at December 31, 2013, reflecting the core deposit intangible associated with the BOA transaction, which will be amortized over a ten year period.

Total deposits as of December 31, 2014 were $788.3 million, an increase of $186.2 million and $202.2 million from the third quarter of 2014 and the prior year end, respectively. This increase included $172.7 million of deposits initially acquired in the BOA transaction coupled with organic growth from our legacy branch network. Organic growth in our legacy branch network totaled $16.8 million during the fourth quarter of 2014 and $33.1 million for the year. Customers continued to migrate away from certificates of deposit (CD’s) to savings and other non-maturity accounts during the fourth quarter. Through our legacy branch network CD balances were reduced by $4.6 million while lower cost non-maturity deposits grew by $21.4 million during the current quarter.

There were no FHLB advances outstanding at December 31, 2014 or December 31, 2013. The Bank uses FHLB borrowings as a supplemental funding source for earning asset growth, providing an effective means of managing its overall cost of funds, and managing exposure to interest rate risk. In anticipation of the December BOA transaction closing, as noted above we implemented a pre-investment strategy of purchasing investment securities funded with short-term FHLB advances. Once the BOA transaction was finalized and the deposit funds are received, all outstanding FHLB advances were repaid.

Stockholders' equity increased to $80.4 million at December 31, 2014, from $74.9 million at December 31, 2013. This increase reflects the $3.9 million of net income earned for the year ended December 31, 2014 and a $3.1 million increase in accumulated other comprehensive income resulting from the mark-to-market adjustment of the available-for-sale securities portfolio, net of $963,000 dividend payments, and $457,000 used to acquire 55,876 shares of the Company’s common stock pursuant to a previously announced repurchase plan.

The tangible equity to assets ratio was 8.36% at December 31, 2014, compared to 10.47% at December 31, 2013. There were 9,598,007 common shares outstanding at December 31, 2014, compared to 9,653,883 shares outstanding at December 31, 2013, reflecting the net effect of shares purchased through the stock repurchase program. The tangible book value per common share increased to $7.71 at December 31, 2014, from $7.32 at December 31, 2013.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA is 0.07% for the 2014 fourth quarter, compared with 0.74% for the linked 2014 third quarter and 0.67% for the 2013 fourth quarter. ROE is .70% for the 2014 fourth quarter compared with 6.70% for the linked 2014 third quarter and 5.96% for the 2013 fourth quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) is 96.31% for the 2014 fourth quarter, compared to 72.52% for the linked 2014 third quarter and 73.56% for the 2013 fourth quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

The ROA, ROE and efficiency ratios for the 2014 year were .53%, 4.93% and 79.98%, respectively, compared to .87%, 7.84% and 72.61%, respectively, for the 2013 year. The performance ratios for the 2014 fourth quarter and year end were adversely impacted by the one-time expenses noted above.

Corporate and Investor Information

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services to business and individual customers. The Bank operates through its main office headquartered in Washington, North Carolina, and has 35 full service branch offices located throughout eastern and central North Carolina.

The Bank also provides a full menu of leasing services through its wholly-owned subsidiary, First South Leasing, LLC. In addition, under its First South Wealth Management division, the Bank makes securities brokerage services available through an affiliation with an independent broker/dealer.

Additional investor information for the Company and the Bank may be accessed on our website at www.firstsouthnc.com.

The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Forward-Looking Statements

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Certain amounts in the unaudited Consolidated Statements of Operations for the Three Months and Year Ended December 31, 2013 have been reclassified to conform with the presentation as of and for the Three Months and Year Ended December 31, 2014. The reclassifications had no effect on previously reported net income.

Non-GAAP Financial Measures

This press release and the Supplemental Financial Data contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States. Management uses these "non-GAAP" measures in their analysis of the Company's performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. See the disclosures above and in the Supplemental Financial Data for reconciliations of any non-GAAP measures to the most directly comparable GAAP measure.

(More)

(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31,	December 31,
	2014	2013
	(unaudited)	(*)
Assets

Cash and due from banks	$23,281,016	$11,816,071
Interest-bearing deposits with banks	32,835,661	12,419,244
Investment securities available for sale, at fair value	292,298,910	150,300,079
Investment securities held to maturity	507,309	506,176
Loans held for sale:
Mortgage loans	4,792,943	2,992,017
Total loans held for sale	4,792,943	2,992,017

Loans and leases held for investment	480,436,270	450,960,277
Allowance for loan and lease losses	(7,519,970)	(7,609,467)
Net loans and leases held for investment	472,916,300	443,350,810

Premises and equipment, net	15,821,436	11,759,521
Other real estate owned	7,755,541	9,353,835
Federal Home Loan Bank stock, at cost	606,500	848,800
Accrued interest receivable	2,851,650	2,334,944
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,178,115	1,219,623
Identifiable intangible assets	2,182,909	7,860
Income tax receivable	2,594,376	2,901,062
Bank-owned life insurance	15,125,498	11,094,182
Prepaid expenses and other assets	6,898,192	9,599,143

Total assets	$885,864,932	$674,721,943

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$147,543,594	$96,445,049
Interest bearing demand	268,472,945	171,548,658
Savings	117,932,606	69,542,654
Large denomination certificates of deposit	111,523,043	123,492,907
Other time	142,808,182	124,674,588
Total deposits	788,280,370	585,703,856

Borrowed money	-	-
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	6,837,701	3,849,944
Total liabilities	805,428,071	599,863,800

Common stock, $.01 par value, 25,000,000 shares authorized; 9,598,007 and 9,653,883 shares outstanding, respectively	95,980	96,539
Additional paid-in capital	35,869,195	35,809,397
Retained earnings	41,303,204	38,849,326
Accumulated other comprehensive income	3,168,482	102,881
Total stockholders' equity	80,436,861	74,858,143

Total liabilities and stockholders' equity	$885,864,932	$674,721,943

(*) Derived from audited consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest income:
Interest and fees on loans	$5,980,692	$5,991,109	$23,947,521	$24,706,151
Interest on investments and deposits	1,587,879	1,131,670	5,230,342	4,965,975
Total interest income	7,568,571	7,122,779	29,177,863	29,672,126

Interest expense:
Interest on deposits	532,986	591,220	2,141,899	2,499,693
Interest on borrowings	128,545	-	285,831	7,058
Interest on junior subordinated notes	80,462	80,841	323,113	339,572
Total interest expense	741,993	672,061	2,750,843	2,846,323

Net interest income	6,826,578	6,450,718	26,427,020	26,825,803
Provision for credit losses	-	685,000	1,100,000	1,085,000
Net interest income after provision for credit losses	6,826,578	5,765,718	25,327,020	25,740,803

Non-interest income:
Deposit fees and service charges	1,202,427	1,046,132	4,387,235	4,204,821
Loan fees and charges	63,284	49,379	180,899	175,073
Mortgage loan servicing fees	259,796	270,294	984,623	1,238,414
Gain on sale and other fees on mortgage loans	343,138	352,378	1,419,721	2,516,268
Gain on sale of other real estate, net	32,768	206,107	115,137	609,173
Gain on sale of investment securities	-	-	13,509	548,074
Other income	350,152	382,216	1,484,062	1,115,971
Total non-interest income	2,251,565	2,306,506	8,585,186	10,407,794

Non-interest expense:
Compensation and fringe benefits	4,379,984	3,584,537	15,834,616	15,114,629
Federal deposit insurance premiums	145,106	149,854	565,980	849,974
Premises and equipment	1,056,641	745,844	3,591,249	2,990,333
Advertising	371,432	123,129	667,337	289,419
Data processing	604,175	562,830	2,324,496	2,317,765
Amortization of intangible assets	57,062	120,831	221,070	478,404
Other real estate owned expense	254,197	161,746	649,848	1,166,457
Other	2,026,803	992,981	4,618,979	3,829,546
Total non-interest expense	8,895,400	6,441,752	28,473,575	27,036,527

Income before income tax expense	182,743	1,630,472	5,438,631	9,112,070
Income tax expense	40,394	486,273	1,565,687	3,099,975

NET INCOME	$142,349	$1,144,199	$3,872,944	$6,012,095

Per share data:
Basic earnings per share	$0.02	$0.12	$0.40	$0.62
Diluted earnings per share	$0.02	$0.12	$0.40	$0.62
Dividends per share	$0.025	$0.00	$0.100	$0.00
Average basic shares outstanding	9,598,007	9,727,175	9,619,124	9,745,154
Average diluted shares outstanding	9,618,820	9,737,495	9,638,158	9,751,737

The accompanying notes are an integral part of these consolidated financial statements.

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	12/31/2014	12/31/2013
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$885,865	$734,666	$711,547	$700,764	$674,722	$885,865	$674,722

Loans held for sale:	$4,793	$5,540	$4,715	$5,649	$2,992	$4,793	$2,992

Loans held for investment:
Mortgage	$66,391	$67,791	$69,454	$66,630	$69,006	$66,391	$69,006
Commercial	338,861	331,209	322,775	317,711	305,160	338,861	305,160
Consumer	62,792	61,959	66,122	67,621	68,615	62,792	68,615
Leases	12,392	12,054	11,650	10,123	8,179	12,392	8,179
Total loans held for investment	480,436	473,013	470,001	462,085	450,960	480,436	450,960
Allowance for loan and lease losses	(7,520)	(7,504)	(7,926)	(7,804)	(7,609)	(7,520)	(7,609)
Net loans held for investment	$472,916	$465,509	$462,075	$454,281	$443,351	$472,916	$443,351

Cash & interest bearing deposits	$56,117	$20,106	$17,658	$22,703	$24,235	$56,117	$24,235
Investment securities	292,806	188,472	172,468	166,072	150,806	292,806	150,806
Premises and equipment	15,821	12,494	11,671	11,561	11,760	15,821	11,760
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Identifiable intangible asset	2,183	0	0	0	8	2,183	8
Mortgage servicing rights	1,178	1,171	1,180	1,119	1,220	1,178	1,220

Deposits:
Non-interest checking	$147,544	$99,219	$97,734	$98,419	$96,445	$147,544	$96,445
Interest checking	180,558	130,421	133,512	129,798	128,161	180,558	128,161
Money market	87,915	52,052	45,941	45,771	43,388	87,915	43,388
Savings	117,932	90,190	85,703	79,018	69,543	117,932	69,543
Certificates	254,331	230,166	229,571	239,394	248,167	254,331	248,167
Total deposits	$788,280	$602,048	$592,461	$592,400	$585,704	$788,280	$585,704

Borrowings	$0	$37,500	$25,500	$17,000	$0	$0	$0
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	80,437	80,363	79,150	77,166	74,858	80,437	74,858

Consolidated earnings summary:
Interest income	$7,569	$7,316	$7,218	$7,075	$7,123	$29,178	$29,672
Interest expense	742	716	652	640	672	2,751	2,846
Net interest income	6,827	6,600	6,566	6,435	6,451	26,427	26,826
Provision for credit losses	0	400	450	250	685	1,100	1,085
Noninterest income	2,251	2,245	2,170	1,918	2,306	8,585	10,408
Noninterest expense	8,896	6,537	6,458	6,583	6,442	28,473	27,037
Income before taxes	182	1,908	1,828	1,520	1,630	5,439	9,112
Income tax expense	40	565	542	418	486	1,566	3,100
Net income	$142	$1,343	$1,286	$1,102	$1,144	$3,873	$6,012

Adjusted pre-tax pre-provision operating earnings (non-GAAP):
Income before taxes	$182	$1,908	$1,828	$1,520	$1,630	$5,439	$9,112
Provision for credit losses	0	400	450	250	685	1,100	1,085
Pre-tax pre-provision net income	182	2,308	2,278	1,770	2,315	6,539	10,197
Securities gains	0	0	0	(14)	0	(14)	(548)
OREO valuations	131	62	0	11	62	204	546
OREO gains (net)	(33)	(9)	(34)	(39)	(206)	(115)	(609)
Adjusted pre-tax pre-provision operating earnings (non-GAAP)	$280	$2,361	$2,244	$1,728	$2,171	$6,614	$9,586

Per Share Data:
Basic earnings per share	$0.02	$0.14	$0.13	$0.11	$0.12	$0.40	$0.62
Diluted earnings per share	$0.02	$0.14	$0.13	$0.11	$0.12	$0.40	$0.62
Dividends per share	$0.025	$0.025	$0.025	$0.025	$0.000	$0.10	$0.00
Book value per share	$8.38	$8.37	$8.25	$7.99	$7.75	$8.38	$7.75
Tangible book value per share	$7.71	$7.93	$7.81	$7.56	$7.32	$7.71	$7.32

Average basic shares	9,598,007	9,598,007	9,629,040	9,652,804	9,727,175	9,619,124	9,745,154
Average diluted shares	9,618,820	9,616,004	9,648,158	9,671,557	9,737,495	9,638,158	9,751,737

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013	12/31/2014	12/31/2013
	(dollars in thousands except per share data)
Performance ratios (tax equivalent):
Yield on average earning assets	4.18%	4.52%	4.56%	4.66%	4.63%	4.47%	4.79%
Cost of interest bearing liabilities	0.48%	0.53%	0.49%	0.52%	0.53%	0.51%	0.56%
Net interest spread	3.70%	3.99%	4.07%	4.14%	4.10%	3.96%	4.23%
Net interest margin	3.78%	4.09%	4.16%	4.24%	4.20%	4.06%	4.34%
Avg earning assets to total avg assets	92.18%	91.30%	91.31%	91.76%	91.84%	91.65%	91.48%

Return on average assets (annualized)	0.07%	0.74%	0.73%	0.66%	0.67%	0.53%	0.87%
Return on average equity (annualized)	0.70%	6.70%	6.61%	5.89%	5.96%	4.93%	7.84%
Efficiency ratio	96.31%	72.52%	72.77%	77.68%	73.56%	79.98%	72.61%

Average assets	$794,286	$717,091	$705,393	$679,608	$681,690	$724,094	$688,226
Average earning assets	$732,153	$654,700	$644,074	$623,617	$626,050	$663,636	$629,560
Average equity	$81,739	$80,243	$78,724	$76,682	$76,231	$79,347	$76,669

Equity/Assets	9.08%	10.94%	11.12%	11.01%	11.09%	9.08%	11.09%
Tangible Equity/Assets	8.36%	10.36%	10.53%	10.41%	10.47%	8.36%	10.47%

Asset quality data and ratios:
Nonaccrual loans:
Non-TDR nonaccrual loans
Earning	$723	$317	$312	$463	$683	$723	$683
Non-Earning	1,075	940	2,853	1,248	1,331	1,075	1,331
Total Non-TDR nonaccrual loans	$1,798	$1,257	$3,165	$1,711	$2,014	$1,798	$2,014
TDR nonaccrual loans
Past Due TDRs	$1,233	$1,260	$3,303	$2,188	$1,821	$1,233	$1,821
Current TDRs	2,007	2,027	1,326	1,583	1,739	2,007	1,739
Total TDR nonaccrual loans	$3,240	$3,287	$4,629	$3,771	$3,560	$3,240	$3,560
Total nonaccrual loans	$5,038	$4,544	$7,794	$5,482	$5,574	$5,038	$5,574
Loans >90 days past due, still accruing	389	476	896	61	420	389	420
Other real estate owned	7,756	8,103	8,729	9,013	9,354	7,756	9,354
Total nonperforming assets	$13,183	$13,123	$17,419	$14,556	$15,348	$13,183	$15,348

Allowance for loan and lease losses to loans held for investment	1.57%	1.59%	1.69%	1.69%	1.69%	1.57%	1.69%

Net charge-offs (recoveries)	$(17)	$822	$328	$56	$782	$1,189	$1,336
Net charge-offs (recoveries) to total loans	0.00%	0.17%	0.07%	0.01%	0.17%	0.25%	0.29%
Total nonaccrual loans to total loans	1.04%	0.95%	1.64%	1.17%	1.23%	1.04%	1.23%
Total nonperforming assets to total assets	1.49%	1.79%	2.45%	2.08%	2.27%	1.49%	2.27%
Total loans to total deposits	61.56%	79.49%	80.13%	78.96%	77.51%	61.56%	77.51%
Total loans to total assets	54.77%	65.14%	66.72%	66.75%	67.28%	54.77%	67.28%
Loans serviced for others	$306,822	$310,341	$315,732	$318,670	$325,441	$306,822	$325,441

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